DISTRIBUTION COOPERATION CONTRACT
Between

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP, INC. (herein after referred to as “JM” or “Distributor”)
Address: 2451 NW 109TH AVE , Suite # 9
Miami, FL 33172
Phone:                    786-232-3083
Fax:                         786-233-7098
Email:                      David@joymainlife.com with copy to elsa.pconsilium@gmail.com
Principle Contact: David Shao, Manager
and

RIGHT FORTUNE INTERNATIONAL LIMITED. (herein after referred to as “ RF” or “Supplier”)
Address: 1957 S. Knolls
St. George, UT 84790
Phone:                  435-215-9632
Fax:                        435-215-2525
Email:                     Phil@RightFortune.com with copy to info@RightFortune.com
Principle Contac: Phillip C. Hutchings, Manager

This Agreement is made as of the 25th day of June 2014, by and between the aforementioned parties in respect of entering into the distribution business of Yolexury branded 750 ml bottles and Yolexury Travel Packs (herein after referred to as “Products”). Both Parties hereby agree that once the Exclusive Right of Resell Agreement (See Attachment 1) be signed by both Parties, JM will be authorized with the exclusive distribution right to China, Hong Kong, Macau, and Taiwan (herein after referred to as “Greater China”) which means without written consent of JM, RF should not sell the Products to any other party including but not limited to an individual, corporation, association, limited liability company, joint venture, unincorporated organization or other entity or organization in aforementioned areas.

The business relationship between the parties is outlined as follows:

1. GENERAL TERMS OF AGREEMENT

1.1 MANUFACTURING STANDARDS

(a)

Good Manufacturing Practice (GMP) – RF makes the commitment that all products produced under this agreement will be produced by manufactures meeting GMP standards and qualifications. As proof of certification, RF will provide JM with two original signed and notarized GMP Certificates annually for each manufacturer producing goods under this agreement. Any product standards in addition to U.S.A. GMP standards must be submitted in English by JM at the time of each order.

(b)

Product Requirement – RF will manufacture products in strict accordance with Purchase Orders placed by JM. RF will be responsible for assuring that manufacturing and packaging is completed within USA standards and practices. Any product not deemed acceptable by reason of variation from standards outlined in this agreement or not according to USA standards and common practices for manufacturing will be replaced by RF. Notice of non-acceptance and reason for non-acceptance must be made by JM prior to or at pick up of product at manufacturer’s dock. It is agreed that RF has no control of and no responsibility for any damage to product after pick up at manufacturer’s dock.

(c)

Certificate of Free Sale and Sanitation (CFS) – RF makes the commitment that all products produced under this agreement will be produced by manufacturers meeting CFS standards and qualifications. As proof of manufacturer certification, RF will provide JM with two original signed and notarized CFS Certifications annually for each manufacturer producing goods under this agreement.

(d)

Guarantee of Quality of Product and Ingredients – RF makes the commitment that all products and ingredients shall be of the highest quality. As proof of guarantee of quality, each product is tested scientifically. The details of this testing is in (e) below. In the event that product quality is challenged by JM after pick up by JM, a sample of the non- acceptable product shall be sent to RF via courier for examination with the detailed reason for unacceptable quality. Proof of sample product lot # and production date must also be provided by JM. It is agreed by both parties that RF cannot control shipping conditions, product storage conditions or time of opening of product bottle or JM storage or customer storage and use conditions. No product quality challenge will be considered for product lots that have reached the expire date listed on the Certificate of Analysis for that product lot. To facilitate any question regarding quality, RF will provide test of sample couriered by JM and a test of a product sample of the same lot and production date that has been stored at the factory (retains). Copies of these test results will be provided to JM. If the results of both tests show product to be defective, product for that lot will be replaced by RF at RF expense.

(e)

Product Testing – As part of its guarantee of providing the highest quality product to JM, each lot of product produced is tested by the manufacturer and a third party lab. Two signed original Certificates of Analysis (CofA) will be provided to JM. In addition to the manufacturer testing, a Third Party Laboratory is engaged to test the nutrition panel elements. Scanned copies of each report will be provided to JM for review in advance of the pickup of each order. All testing is completed according to GMP manufacturing practices to meet USA standards. Any requests for variance in testing process must be made at the time of product order and will require provision of detailed testing procedures in English. These requests will be reviewed by the manufacturer and the third part lab to assure that the tests and analysis can be completed properly.

(f)

Variance In Production and Testing Standards – It is understood by both parties that JM has decided to purchase Yolexury from RF due to the outstanding quality of production at US Manufacturers. It is also understood that from time to time JM may request changes in requirements of the product in order to meet strict government standards in China. RF will work very hard to achieve any changes to requirements requested by JM. Changes in product standards, testing processes or requirements for particular results in addition to USA standards must be made at time of Purchase Order requiring additional standards or changed requirements. These changes should be detailed on the purchase order. Standards and variance specifics must be provided in English and include all details including ranges of acceptance for each requested change. RF will review the request with the manufacturer and determine if the standard/requirement can reasonable be met. RF will complete its review and discussions with the manufacturer and report the ability to meet the JM requested standard within 30 days of the detailed request by JM. The Yolexury product achieves its superior taste and benefits as a result of the use of unique ingredients sourced from around the world. Care is taken to assure that all fresh ingredients are harvested at the best time in a variety of locations. Both parties understand that due to the natural variance in raw, fresh ingredients at harvesting, final testing results may vary from product lot to product lot. RF will make every effort to assure that results are as consistent as possible for each product run.

(g)

Guarantee of Quantity – RF will provide no less than and no more than 5% of quantity listed in the detailed purchase order as agreed by JM and RF. All documents issued in conjunction with a purchase order shall be accurate and consistent with quantity produced for that order.

(h)

Factory Inspection – JM has the right to conduct an on-site quality inspection to monitor production of Yolexury juice in RF manufacturer’s factory at any time after the production date is fixed for an order. JM inspection will occur during regular business hours for factory. RF will make arrangements for the inspection and provide on-site technician to work with JM staff during the quality inspection. RF will pay $ 5,000 USD toward actual JM inspection cost per year for inspection tour cost once inspection is arranged.

(i)

Force Majeure – Both parties shall not be held responsible for delay or breach of a product order under this agreement due to acts of war, fire, flood, typhoon, earthquakes and other natural disasters or events agreed by both parties as an act of force majeure. In such case the affected party will advise the other party immediately of the occurrence. Within 14 days, the affected party shall provide proof of the occurrence. Such proof may include certificate of the event issued by Competent Government Authority or other similar proof such as news coverage from national media or other reasonable proof. Both parties will take all necessary measures to fulfill the agreement. Prior to breach of this agreement and cancellation of a product order due to force majeure, both parties agreed to work together to achieve a delivery date and circumstance that is acceptable to both parties. If no mutual agreement for delay of the order is achieved within 12 weeks after the notice given by the affected party, the product order shall be cancelled with no penalty to either party.

(j)

Governing Law and Dispute Resolution – This agreement shall be governed by the laws of the state of Utah, without regard to the principle of conflict laws thereunder. All disputes between the Parties arising out of or relating to this agreement shall be settled in a friendly manner through negotiations. In case no settlement can be reached, the case may then be submitted for binding arbitration within the state of Utah. A single auditor shall be selected according to the arbitration rules set by the chosen arbitrator. The arbitration shall be conducted in English. The resolution of any dispute shall be non-appealable, final and conclusive on the Parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof.

(k)	Language of this Agreement – The recognized language for this agreement and interpretation of this agreement shall be English.

(l)

Modification – Any changes to the terms, conditions and clauses of this agreement must be agreed by both parties. Any modification shall be agreed in writing will become effective upon signing and chopping of the appendix by both parties.

(m)

Unfinished Matters – any unfinished matters in this agreement may be settled separately in an additional appendix which must be signed and chopped by both parties. In case of conflict, any jointly signed appendix shall prevail over corresponding items in this agreement.

(n)

Term – This agreement shall remain valid until one year from the date of this agreement. The parties may agree (in writing) to annual extensions thereafter. It is agreed that JM will make no attempt to reproduce or recreate the Yolexury formula in any way. Any attempt by JM (or JM affiliates or directed by JM) to recreate the formula pertaining to the product known as Yolexury will violate not only this agreement but also strict laws in the United States of America. It is also agreed that RF as the right to pursue financial remedy if such a violation occurs.

(o)	Copy - This agreement is made out in four original copies and each party holds two.

PRODUCTION ORDERS

Individual product orders shall be agreed by issuance and acceptance of a purchase order. Purchase Orders are executed according to the General Terms of this Agreement and the details received on the purchase order. JM and RF have established a regular process for handling, documents and provision of purchase orders for product. Process and documentation for PO 20140218NJ (not necessarily pricing) shall serve as standard example for future purchase orders unless changed by both parties.
(a)

Items detailed on each purchase order – Items included in each purchase order shall include quantity, price per unit, date that product available for pick up is requested and any details or requests that are different than those outlined in this agreement. To assist in efficient purchase order processing both parties agree that all terms and conditions in this agreement are assumed and in effect for each purchase order unless a change is requested and agreed. There is no need to restate the terms of this agreement in each purchase order.

(b)	Purchase Order Acceptance – RF may have up to two weeks to accept or reject a purchase order from JM. Any reason for rejection will be provided to JM.
(c)

Ingredient List – To assure quality and consistency it is agreed that each purchase order will be made according to ingredient list PA10744-R9. Any changes to ingredient list must be agreed by both parties. As per Formula Ingredient List PA10744-R9, preservative levels of manufactured product must be not more than 325mg/kg of Ascorbic Acid and not more than 250mg/kg of Benzoic Acid as tested by Third Party Laboratory by US Standards. Any costs for development or testing of any changes to PA10744-R9 shall be paid by JM. Preservatives shall not exceed the amounts listed in PA10744-R9 and are detailed in the ingredient list to guarantee product quality. Any changes to ingredient list after the acceptance of the purchase order by RF must be agreed. RF will use best effort to make any change requested. JM may not reject product or cancel order if RF cannot make change requested by JM. JM may not reject product if reason for rejection is deemed to be related to the difference between the approved ingredient list and product label.

(d)

Product Packaging – All product packaging including product labels will be designed by JM and placed on die lines provided by RF. Any changes to packaging from previous order will incur additional charges. RF shall provide a proof for review and signature approval by JM for each piece of packaging. Final artwork for each order should be submitted by JM with the purchase order document. Any delays or additional costs in production due to JM change of artwork after signed proof is received by RF will be charged to JM and may not be used as a reason for cancellation of order or to levy penalties for lack of timely production.

(e)

Product Inspection – RF will make a comprehensive inspection to the goods with regard to quality and quantity and that goods are in compliance with this Agreement prior to pick up of product at manufacturer. JM representatives may make their own additional inspection at the loading dock prior to pick up. Packing Lists for each container and other documentation including quantity, weight and quality testing results will be provided to JM prior to pick up for JM additional review and verification.

(f)

Order Documents – for each purchase order, the following documents will be provided to JM. Scanned copies will be provided in advance of product pick up for JM review and originals in the number listed with each document will be sent via courier to JM within 10 business days following product pick up.

1)	FULL SET OF CLEAN ON BOARD OCEAN BILL/L MADE OUT TO ORDER AND BLANK ENDORSED, MARKED FREIGHT TO COLLEGEC AND NOTIFYING NANJING JOYMAIN INDUSTRY DEVELOPMENT CO. LTD.
2)	COMMERCIAL INVOICE (2 originals)
3)	PACKING LIST (1 signed original and 1 copy) JM Shipping Agent Representative signs and receives a copy of the Packing List signed by Manufacturer and JM Shipping Representative.
4)

CERTIFICATE OF ORIGIN (2 originals signed by the Chamber of Commerce). The relative information indicated on this certificate such as consignee and purchase order number must be provided and determined by JM and delivered to RF at the time Purchase Order is issued.

5)

FREE SALE CERTIFICATE – FOOD (OR CERTIFICATE OF FREE SALE) ISSUED BY DEPARTMENT OF HEALTH SERVICES OR APPLICABLE STATE GOVERNMENT AUTHORITY OR FDA IF POSSIBLE. As per General Terms of this agreement, two hand signed and notarized originals of the Certificate of Free Sale will be issued annually per product. If JM requires CFS to be provided with each order, that should be requested on the Purchase Order from JM. JM will pay costs of any documents requested that are in additional to the annual CFS provided certificate by RF.

6)	CERTIFICATE OF NON-WOODEN PACKING ISSUED BY MANUFACTURER OR IPPC MARK SHOULD BE SHOWN ON THE WOODEN PACKING AND PURCHASE ORDER DOCUMENTS ISSUED MUST CERTIFY TO THIS EFFECT.
7)

THIRD PARTY TESTING DOCUMENTS (2 signed originals per product lot) - As required by the CIQ/Entry & Exit Quarantine Bureau of the People’s Republic of China, Lab Test report of the nutrition facts issued by an authoritative third party test institution will be provided. Test result for items included on the nutrition panel of the label of the product will be provided. Third party test institution reports issued for PO # 20140218NJ will serve as the example of items to be tested. If other tests are required, this request should be included in JM purchase order. All testing is performed by US Lab using US Standard Testing methods. RF, manufacturer and third party institution have no knowledge of ever changing CIQ or other Chinese testing standards or methods and cannot perform tests by methods not known and understood. All certificates and production of product relate to Formula No: PA10744-R9. JM will pay for cost of all third party institution testing.

8)

MARKINGS ON PRODUCT CONTAINERS - Only Lot number and Production Date should be shown on the bottom of each 750ml bottles and gel pack (for Travel Pack orders). Production Date will be stated in format YYYY/MM/DD. It is understood by RF that product expiration information is listed within label artwork provided by JM. RF Manufacturer Expiration Date is advised on Certificate of Analysis for each Lot.

9)	HEALTH CERTIFICATE (Two Originals signed and stamped by Chamber of Commerce) Health Certificate provided for PO 20140218NJ shall be accepted as format for all Purchase Orders.
10)	COUNTRY OF ORIGIN AND MANUFACTURER NAME – this information shall be provided on Certificate of Origin and other documents as requested.
11)	OTHER DOCUMENTS OR CERTIFICATES - RF will provide other documents or certificates verifying product and product order details when requested during China Customs Clearing at destination port.
12)

PACKING – All goods stipulated in this agreement should be packed as per export standard. Goods shall be packed well and suitable for shipping long distance inland transportation and domestic venture inland transportation. RF will bear cost of any packing changes requested by JM before product has been picked up by JM shipping representative at manufacturer dock. JM shipping representative and Manufacturer shipping manager will work closely together in advance of the product pick up to coordinate all details of packing. Process and packing for PO 20140218NJ shall serve as an example of practice accepted by both parties.

13)

SHIPPING PACKAGE MARK – Manufacturer will provide markings on four surface of each cube or two surface of each cylinder. The shipping package mark should be kept clean, clear and strong, significant, waterproof and resist fading.

14)

SHIPMENT NOTIFICATION AND DELIVERY – Due to product quality testing (Post Production Microbial Test required by GMP and Third Party Institution Test required by JM and CIQ) the exact days of goods availability will vary. RF will commit to act in Good Faith to notify JM of the exact volume of goods so JM can order the container and shipping space. RF will direct manufacturer shipping department to provide all necessary information after final container loading for the Purchase Order. All shipping for purchase orders is EXWORKS. RF shall not bear responsibility of loss or damage once product is picked up by JM representative at the manufacturer dock or if JM fails to secure insurance after RF has provided documents for JM review and approval. Designated place of pick up for all product is manufacturer’s dock. In the event JM is not able to pick up product in a timely manner, JM shall bear the responsibility for making arrangements and cost for storage and transportation to storage for product and any late pick up penalties charged to RF by the manufacturer. Documents issued are considered final once product is moved from manufacturer’s dock. RF will make request to factory to adjust documents for pick up by JM from JM storage, but cannot guarantee this will be possible as order is considered final by the manufacturer on pick up from manufacturer dock. RF will provide an invoice for all payments due once the count and production charges are known. All orders must be paid in full by JM in a timely manner to allow payment to be received by RF and manufacturer. Proof of sending of payment to RF is appreciated, but may not be recognized by manufacturer to release product for pick up. At least 6 business days in USA should be allowed from time of sending of wire transfer to RF to allow payment to reach manufacturer account.

15)

INLAND TRANSPORTATION AND INSURANCE – RF will ensure that all goods stipulated in this agreement be timely and safely delivered for pick up at manufacturer’s shipping dock . Cost of losses of goods, inland transportation and insurance for product after pickup at manufacturer’s dock will be responsibility of JM.

16)

LATE DELIVERY AND PENALTY – RF will review purchase order from JM immediately upon receipt. Included in RF review shall be availability of ingredients and factory schedule needed to meet JM requested product delivery date. RF will make every effort to assure quick production and delivery of product under the purchase order. Acceptance of the purchase order is not a guarantee that product will be available on date requested by JM on purchase order. Production period may take as long as 12 weeks (excluding holiday periods) to manufacture and deliver. The twelve week production period will begin on full execution of purchase order document signified by receipt of signed/chopped purchase order document by both parties and receipt of deposit required by RF in RF bank account. Product delivery date will be discussed and agreed by both parties in Good Faith with the understanding that quality of product is top consideration and that production may not be rushed. RF will provide updates of production status throughout the production period similar to the current updates provided for PO 20140218NJ. In the event that there is a delay in product delivery beyond the twelve week period anticipated due to circumstances outside of RF control or force majeure, both parties will discuss problem in good faith and friendly manner to find a good solution. If product availability is delayed for more than 2 weeks beyond anticipated 12 week period, RF will pay a penalty of 2% of product order value for amount of goods not available within agreed period per week of delay. In the event that product order is delayed more than 10 weeks following 12 week production period, JM many cancel the order for any product not available to JM during that 22 week period. It is recognized that any product orders not already in production may be cancelled by JM and this agreement may be terminated by JM following conclusion of production and satisfactory timely delivery according to the terms of this agreement.

It is understood by both parties that the production of product and import of same is a difficult and challenging business. It is understood that RF cannot be responsible for changes in Chinese law or inspection requirements once a purchase order has been accepted by RF. If there is a change, JM will advise RF immediately in English of the changes and RF will use best efforts to make product or testing changes needed, but cannot guarantee change can be accomplished. Both parties agree to work productively together to achieve good results in each order and the business relationship overall.

This agreement is in effect at the time that a fully executed agreement signed and chopped by authorized company representatives for all future orders of product.

SIGNATURES WILL BE ON THE PAGE WHICH FOLLOWS.

AGREED:

Date:

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Jian (David) Shao
Title: Chief Business Development Officer
Joymain International Development Group, Ltd.

Date:

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Phillip C. Hutchings
Manager
Right Fortune International Limited